UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
February 15, 2008

FORGEHOUSE, INC.
(Exact name of registrant as specified in Charter)

Nevada	333-124304	20-1904354
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1575 Northside Drive NW, Building 300, Suite 375
Atlanta, Georgia, 30318
(Address of Principal Executive Offices)

(770) 923-7765
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Share Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Share Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Share Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jorge Vargas has been appointed as the Company’s Chief Financial Officer, effective February 15, 2008. Before joining the Company and since 1999, Mr. Vargas worked for American Express Company. From 2006 to 2008, he was the Director of Finance for their Global Network Services division, where he was in charge of investment optimization, long-range planning, forecasting, budgeting, and financial and management reporting processes. From 2003 to 2006, Mr. Vargas was a Finance Manager in the same division. In that position, in addition to his leadership roles, he worked with business development leaders to conduct pricing analysis for new bank partnerships. Prior to that, from 1999 to 2003, Mr. Vargas was a Finance Manager in the International Credit Card Services division.

In connection with Mr. Vargas’ appointment as our Chief Financial Officer, we entered into an employment agreement with him. The employment agreement provides for Mr. Vargas to receive the following:

•	Initial base salary of $108,000;

•	Annual bonus determined by the Board in its sole discretion;

•
Participation in employee medical, health, pension, welfare and insurance benefit plans as maintained by the Company from time to time for the general benefit of its executive employees, as well as all other benefits and perquisites as are made generally available to the Company’s executive employees; and

•	At least three weeks annual vacation.

In addition, Mr. Vargas was granted a ten-year option to purchase 400,000 shares of the Company’s common stock at an exercise price of $1.00 per share. One-third of the option vests on the first anniversary of the employment agreement; one-third vests on the second anniversary of the employment agreement; and one-third vests on the third anniversary of the employment agreement, assuming that Mr. Vargas is employed by us as of such dates. The agreement also contains certain non-competition and confidentiality provisions, as well as intellectual property assignment provisions.

If Mr. Vargas’ employment is terminated by the Company without cause (as defined in the agreement):

•
Mr. Vargas will receive payment of his base salary through and including the date of termination, payment of any earned but unpaid bonus for the prior fiscal year, payment for all accrued but unused vacation time existing as of the date of termination, and reimbursement of business expenses incurred prior to the date of termination;

•
Mr. Vargas will be eligible to receive a severance payment equal to three-months base salary (or six months, if termination without cause occurs at any time following the first anniversary of the effective date of the agreement), provided he signs a general release of all claims in a form approved by the Board; and

•
The options granted under the agreement will cease vesting on the date of termination of employment, and to the extent vested and not previously exercised or expired, may be exercised in accordance with the terms and conditions of the 2008 Incentive Plan, which is described in the Company’s definitive Information Statement, as filed with the Securities and Exchange Commission on January 2, 2008.

If Mr. Vargas’ employment is terminated by the Company with cause (as defined in the agreement), or by Mr. Vargas for any reason by providing written notice to the Company prior to the date of resignation:

•
Mr. Vargas will receive payment of his base salary through and including the date of termination, payment of any earned but unpaid bonus for the prior fiscal year, payment for all accrued but unused vacation time existing as of the date of termination, and reimbursement of business expenses incurred prior to the date of termination;

•
The options granted under the agreement will cease vesting on the date of termination of employment, and to the extent vested and not previously exercised or expired, may be exercised in accordance with the terms and conditions of the 2008 Incentive Plan; and

•	Mr. Vargas shall continue to participate in the Company’s employee benefit plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law.

In the event that Mr. Vargas’ employment terminates for reason of death or permanent disability (as defined in the agreement), Mr. Vargas, his beneficiary or his estate shall be entitled to receive the payments that would have been payable to him under a termination without cause as of the date of death or the date as of which the Company determines in its sole discretion that Mr. Vargas had become permanently disabled.

The option granted under the employment agreement, and the common stock underlying such option, is subject to a restriction on any sale, transfer, assignment, pledge or other derivation of economic value by Mr. Vargas until January 31, 2010. Notwithstanding the term of such lock-up, if Mr. Vargas is terminated for any reason but for cause, he may, during each calendar quarter of the lock-up, sell, pledge, hypothecate, or otherwise derive economic value from an amount of such shares equivalent to not more $25,000, as particularly stated in Mr. Vargas’ Lock-Up Agreement.

There are no family relationships among Mr. Vargas and our directors or executive officers.

ITEM 8.01 Other Events.

We issued a press release on March 24, 2008, in which we announced the appointment of Mr. Vargas as our Chief Financial Officer.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document

99.1	Press Release dated March 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K/A to be signed on its behalf by the undersigned hereunto duly authorized.

FORGEHOUSE, INC.

Date: March 25, 2008	By:	/s/ Jose Alonso
Jose Alonso
Chief Operating Officer